Exhibit 99.1

DEXTERA SURGICAL REPORTS FY 2016 FOURTH QUARTER FINANCIAL RESULTS

Conference Call at 4:30 p.m. ET Features Noted Cardiothoracic Surgeon Commenting on Clinical Impact of MicroCutter

REDWOOD CITY, Calif. – August 9, 2016 – Dextera Surgical Inc. (Nasdaq: DXTR) today announced financial results for its fiscal fourth quarter and full year ended June 30, 2016. The Company’s conference call at 4:30 p.m. Eastern Time to provide a business update and review financial results will also feature Dr. Joel Dunning, a cardiothoracic surgeon at James Cook University Hospital, Department of Cardiothoracic Surgery in Middlesbrough, U.K., who will provide a clinical perspective on Dextera’s MicroCutter surgical stapler and take related questions.

“Over the course of fiscal 2016, with new leadership in place, we have made significant strides to improve the clinical performance of our innovative MicroCutter surgical stapler, as well as driving early adoption by key opinion leaders and executing an effective market awareness program,” said Julian Nikolchev, president and CEO of Dextera Surgical Inc. “With the recent FDA 510(k) clearance, we are beginning our evaluation of the MicroCutter 5/80, that deploys both blue and white cartridges, in selected centers in the U.S. and Europe through initial market preference testing and a newly initiated MATCH registry designed to collect hemostasis and ease-of-use data on our stapler.”

“We look forward to expanding our commercial efforts in the fourth quarter of calendar 2016 while advancing our new development program with Intuitive Surgical, Inc. Fiscal 2017 promises to be a pivotal and milestone-driven year for the company,” continued Mr. Nikolchev.

Recent Highlights and Accomplishments:

●

Received 510(k) clearance to market the blue cartridge reload with the MicroCutter 5/80 intended for transection and resection in multiple open or minimally invasive urologic, thoracic and pediatric surgical procedures, as well as application for transection, resection, and/or creation of anastomoses in the small and large intestine, and the transection of the appendix.

●

Initiated a post-market surveillance registry, the MicroCutter-Assisted Thoracic Surgery Hemostasis (MATCH) registry to evaluate the hemostasis and ease-of-use for the MicroCutter 5/80. This is a prospective, open-label, multi-center registry and Dextera Surgical plans to enroll up to 120 patients requiring surgical stapling during a lobectomy or segmentectomy at leading centers in the U.S. and Europe.

●

Announced a first-of-its kind use of the MicroCutter 5/80 in a laparoscopic duodenal atresia repair in a newborn. Leading pediatric surgeon Oliver Muensterer, M.D., Ph.D., professor and chairman of Pediatric Surgery, University Medical Center of the Johannes Gutenberg University, Mainz, Germany performed the challenging laparoscopic repair, known as duodenoduodenostomy.

●	Successfully completed a six-month feasibility evaluation of the MicroCutter technology as part of an ongoing license agreement with Intuitive Surgical.

●

Entered into a joint development program with Intuitive Surgical to develop a surgical stapler and cartridge for use with Intuitive’s da Vinci® Surgical System. Under the terms of the joint development program, Intuitive Surgical will be responsible for the development of the stapler and Dextera Surgical will be responsible for development of the stapler cartridge. Dextera Surgical will receive financial support for the development of the cartridge and tooling for manufacturing as well as a unit-based royalty on commercial sales once the product is on the market.

●

Appointed Mark Soberman, M.D., MBA, FACS, to the position of medical director to expand the presence of the MicroCutter 5/80 in minimally-invasive and robotic-assisted surgery by working with key opinion leaders around the world. Dr. Soberman is a practicing thoracic surgeon who also serves as medical director of the Oncology Service Line and chief physician executive, Monocacy Health Partners at Frederick Regional Health System in Frederick, Maryland.

●

Initiated new branding, changing the company’s name to Dextera Surgical Inc. to reflect the MicroCutter surgical stapling technology portfolio and broadening the company’s focus beyond its anastomotic product lines originally introduced for use in cardiac surgery.

●

Reported positive results for the Multicenter Assessment of Grafts in Coronaries (MAGIC) Study, a long-term post-market evaluation of the C-Port® Distal Anastomosis System demonstrating that the C-Port device is safe and effective when used to create the distal anastomosis in CABG surgery, with equivalent patency rates to hand-sewn grafts at 12 months. Data were presented at the Annual Meeting of the American Association for Thoracic Surgery (AATS) by Husam Balkhy, M.D., associate professor of Surgery and director of Robotic and Minimally Invasive Cardiac Surgery at The University of Chicago’s Medicine & Biological Sciences Division.

Fiscal 2016 Fourth Quarter and Full Year Ended June 30, 2016, Financial Results

Total product sales were $0.7 million for both the fiscal 2016 and fiscal 2015 fourth quarters. Total license and royalty revenue for the fiscal 2016 fourth quarter was $63,000 compared with $17,000 in royalty revenue for the fiscal 2015 fourth quarter. Total revenue was approximately $0.7 million for both the fiscal 2016 and fiscal 2015 fourth quarters.

Total operating costs and expenses for the fiscal 2016 fourth quarter were $4.9 million, compared with $4.5 million for the same period of fiscal 2015. Cost of product sales was approximately $1.1 million for the fiscal 2016 fourth quarter, compared with $0.9 million for the fiscal 2015 fourth quarter. Research and development expenses were approximately $1.6 million for the fiscal 2016 fourth quarter, compared with $1.8 million for the fiscal 2015 fourth quarter. Selling, general and administrative expenses were $2.2 million for the fiscal 2016 fourth quarter, compared with $1.8 million for the fiscal 2015 fourth quarter.

The net loss for the fiscal 2016 fourth quarter was approximately $4.3 million, or $0.48 per share, compared with a net loss of approximately $3.9 million, or $0.43 per share, for the fiscal 2015 fourth quarter.

Total revenue was approximately $4.1 million for the fiscal year ended June 30, 2016, compared with $3.0 million for the fiscal year ended June 30, 2015. Total operating costs and expenses for fiscal 2016 were approximately $19.7 million, compared with approximately $21.8 million for fiscal 2015. Net loss for fiscal year ended June 30, 2016, was approximately $16.0 million, or $1.80 per share, compared with a net loss of $19.2 million, or $2.16 per share for fiscal 2015.

Cash, cash equivalents and investments as of June 30, 2016, were approximately $12.7 million, compared with approximately $16.5 million at March 31, 2016. As of June 30, 2016, there were approximately 8.9 million shares of common stock outstanding and 191,474 shares of Series A convertible preferred stock outstanding.

Calendar Year 2016 Milestones

Management’s key objectives during the remainder of calendar 2016 continue to be as follows:

●	Increase clinical adoption of the MicroCutter in Germany and the U.K.;
●	Demonstrate clinical adoption for Video-Assisted Thoracic Surgery (VATS) by a select group of centers in both the EU and the U.S.;
●	Complete initial evaluation cases with the MicroCutter 5/80 in the third quarter of calendar 2016, with a selective launch targeted for the fourth quarter of calendar 2016;
●	By the end of the calendar year, establish an improved MicroCutter supply chain using the most appropriate technologies; and
●	Finally, by the end of the year, announce Dextera Surgical’s product pipeline.

Conference Call Details

To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 877-797-0722 from the United States and Canada or 615-247-0191 internationally. The conference ID is 54847839. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately four hours after the call through August 16, 2016, and may be accessed by dialing 855-859-2056 from the United States and Canada or 404-537-3406 internationally. The replay passcode is 54847839.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at  ir.dexterasurgical.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Dextera Surgical

Dextera Surgical designs and manufactures proprietary stapling devices for minimally invasive surgical procedures. In the U.S., surgical staplers are routinely used in more than one million minimally invasive laparoscopic, video-assisted or robotic-assisted surgical procedures annually.

The company's signature proprietary technology, the MicroCutter 5/80 Stapler, is the world's first and only five-millimeter surgical stapler that articulates to 80 degrees in each direction. As the smallest-profile articulating stapler available today, the MicroCutter 5/80 Stapler may reduce the amount of dissection and tissue handling required to position the stapler in confined spaces, enabling access to difficult-to-reach anatomy.  The cartridge-based device's small size and wide articulation range are designed to enhance the surgeon's access and visualization at the surgical site and to mitigate limitations on the advancement of minimally invasive surgical approaches created by larger stapling devices.

Dextera Surgical also markets the only automated anastomosis devices for coronary artery bypass graft (CABG) surgery on the market today: the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System. These products, sold by Dextera Surgical under the Cardica brand name, have demonstrated long-term reliable clinical performance for more than a decade.

# # #

Forward-Looking Statements

The statements in this press release regarding Dextera Surgical’s beliefs as to the timing of development of its enhanced MicroCutter device are "forward-looking statements." There are a number of important factors that could cause Dextera Surgical’s results to differ materially from those indicated by these forward-looking statements, including: that Dextera Surgical may not be successful in its efforts to make the improvements necessary to its enhanced MicroCutter device due to unanticipated technical or other difficulties; risks inherent in obtaining regulatory approvals; as well as other risks detailed from time to time in Dextera Surgical’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, under the caption “Risk Factors.” Dextera Surgical expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Dextera Surgical’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@dexterasurgical.com

Media:

Kelly Morrison

+1 (224) 240-1481

kelly@kellyamorrison.com

Dextera Surgical Inc.

Consolidated Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenue
Product sales, net	$660	$684	$2,538	$2,922
License and development revenue	48	-	1,460	-
Royalty revenue	15	17	66	68
Total	723	701	4,064	2,990

Operating costs and expenses
Cost of product sales	1,093	851	3,916	4,235
Research and development	1,577	1,817	6,390	7,341
Selling, general and administrative	2,211	1,793	9,353	10,197
Total operating costs and expenses	4,881	4,461	19,659	21,773

Loss from operations	(4,158)	(3,760)	(15,595)	(18,783)
Interest and other income	17	25	67	51
Interest expense	(128)	(116)	(497)	(450)
Net loss	$(4,269)	$(3,851)	$(16,025)	$(19,182)

Basic and diluted net loss per share	$(0.48)	$(0.43)	$(1.80)	$(2.16)

Shares used in computing basic and diluted net loss per share	8,928	8,896	8,910	8,895

Consolidated Balance Sheets (amounts in thousands)

	June 30,	June 30,
	2016	2015
Assets	(unaudited)
Cash, cash equivalents and investments	$12,716	$25,206
Accounts receivable	313	424
Inventories	1,061	1,391
Other assets	1,600	2,273
Total assets	$15,690	$29,294

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,245	$1,849
Deferred revenue	3,068	2,528
Long term debt	3,124	2,828
Total stockholders' equity	7,253	22,089
Total liabilities and stockholders' equity	$15,690	$29,294